CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Callable Yield Notes linked to a reference asset consisting of the S&P 500® Index and the Russell 2000® Index due April 1, 2013	$3,255,000	$373.02

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158385

PRICING SUPPLEMENT

Dated March 23, 2012

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009 and

Underlying Supplement no. 3 dated October 22, 2010)

HSBC USA Inc.

Callable Yield Notes

}	$3,255,000 Callable Yield Notes linked to a reference asset consisting of the S&P 500® Index and the Russell 2000® Index
}	Approximately 12-month term
}	Annualized quarterly coupons of 1.575% (6.30% per annum)
}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.
}	Callable quarterly at par by the Issuer

The Callable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-3 of the accompanying prospectus supplement, and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$3,255,000	$48,825	$3,206,175

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 12-Month Callable Yield Notes

This pricing supplement relates to a single offering of Callable Yield Notes. This offering has the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and underlying supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of two indices (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	March 23, 2012
Pricing Date:	March 23, 2012
Settlement Date:	March 30, 2012
Final Valuation Date:	March 22, 2013, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Maturity Date:	5 business days after the Final Valuation Date and is expected to be April 1, 2013. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Payment at Maturity:	Unless we have exercised our Early Redemption Right on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment).
Final Settlement Value:

▶  If a Trigger Event does not occur, 100% of the Principal Amount.

▶  If a Trigger Event occurs, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Level of either Underlying is below its Trigger Level on the Final Valuation Date.
Trigger Level:	977.98 with respect to the SPX and 581.02 with respect to the RTY, in each case 70% of the Initial Level of the relevant Underlying.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Annual Coupon Rate (paid quarterly):	6.30% per annum
Coupon Payment Dates:	July 2, 2012, October 1, 2012, January 2, 2013 and April 1, 2013 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page PS-4 below.
Early Redemption Right:	The Notes may be redeemed by the Issuer on any Coupon Payment Date (other than the Maturity Date) at 100% of their Principal Amount together with any coupon payment, upon giving notice on or prior to the corresponding Redemption Notice Date. See “Payment on the Notes—Early Redemption Right” on page PS-4 for more details.
PS-2

Redemption Notice Dates:	June 25, 2012 with respect to the July 2, 2012 Coupon Payment Date, September 24, 2012 with respect to the October 1, 2012 Coupon Payment Date and December 24, 2012 with respect to the January 2, 2013 Coupon Payment Date, in each case regardless of whether such Redemption Notice Date is a business day.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	1,397.11 with respect to the SPX and 830.03 with respect to the RTY, in each case the Official Closing Level of the relevant Underlying on the Pricing Date.
Final Level:	The Official Closing Level of the relevant Underlying on the Final Valuation Date.
Official Closing Level:	With respect to each Underlying, the Official Closing Level on any trading day for such Underlying will be the closing level of the Underlying as determined by the calculation agent as described under “Payment on the Notes—Official Closing Level” on page PS-5 below.
CUSIP/ISIN:	4042K1A60 / US4042K1A601
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 3 dated October 22, 2010. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and each underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

PAYMENT ON THE NOTES

Maturity

Unless we have exercised our Early Redemption Right on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.

}	If a Trigger Event occurs, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Coupon

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are July 2, 2012, October 1, 2012, January 2, 2013 and April 1, 2013 (which is also the expected Maturity Date). If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date or the Early Redemption Date, as defined below), such Coupon Payment Date will be postponed to the immediately succeeding business day. In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

The “Annual Coupon Rate” is 6.30% per annum.

Early Redemption Right

The Notes are redeemable at our option in whole, but not in part, on any Coupon Payment Date (other than the Maturity Date) upon giving notice on or prior to the corresponding Redemption Notice Date. The Redemption Notice Dates are June 25, 2012 with respect to the July 2, 2012 Coupon Payment Date, September 24, 2012 with respect to the October 1, 2012 Coupon Payment Date and December 24, 2012 with respect to the January 2, 2013 Coupon Payment Date, in each case regardless of whether such Redemption Notice Date is a business day. The “Early Redemption Date” is the Coupon Payment Date, if any, that we elect to redeem the Notes. If the Notes are

PS-4

redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of the Notes and any coupon payment in respect of Coupon Payment Dates ended on or before the Early Redemption Date. In this case, you will lose the opportunity to continue to be paid Coupons on Coupon Payment Dates that occur after the Early Redemption Date.

Official Closing Level

With respect to each Underlying, the Official Closing Level on any trading day will be determined by the calculation agent based upon the closing level of such index, displayed on the following pages on Bloomberg Professional® service: for SPX, page “SPX <INDEX>”, and for RTY page “RTY <INDEX>”. With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Indenture and Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

With respect to SPX, Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to RTY, the Russell Investment Group is the reference sponsor.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Level of both of the Underlyings will not decline by more than 30%, as compared to the Initial Level, on the Final Valuation Date.
}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are willing to be exposed to the possibility of early redemption.
}	You are willing to forego distributions paid on stocks comprising the indices included in the Reference Asset.
}	You are willing to hold the Notes to maturity.
}	You do not seek an investment for which there will be an active secondary market.
}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Level of one or both of the Underlyings will decline by more than 30%, as compared to the Initial Level, on the Final Valuation Date.
}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.
}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.
}	You are unwilling to be exposed to the possibility of early redemption.
}	You prefer to receive the distributions paid on stocks comprising the indices included in the Reference Asset.
}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.
}	You are unable or unwilling to hold the Notes to maturity.
}	You seek an investment for which there will be an active secondary market.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US3-1 of the accompanying underlying supplement no. 3. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement; and

}	“— There are Risks Associated With Small - Capitalization Stocks” in underlying supplement no. 3.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

PS-6

The Notes do not guarantee return of principal and you may lose your entire initial investment.

The Notes do not guarantee return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if a Trigger Event occurs. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the level of the Least Performing Underlying falls to zero. An investment in the Notes does not guarantee return of principal and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the level of either of the Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any unpaid coupon payment, at maturity or upon early redemption. Even if the Final Return of each Underlying in the Reference Asset is greater than zero, you will not participate in the appreciation of either Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons. Under no circumstances, regardless of the extent to which the level of any Underlying appreciates, will your return exceed the total amount of the coupons. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings included in the Reference Asset.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to either Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either of the Underlyings may cause a Trigger Event to occur. If a Trigger Event occurs, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the level of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes are subject to our Early Redemption Right, which limits your ability to accrue interest over the full term of the Notes.

The Notes are subject to our Early Redemption Right and therefore may be redeemed by us on any Coupon Payment Date upon at least five business days notice. If the Notes are redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of your Notes and any coupon payment in respect of Coupon Payment Dates originally scheduled to occur on or before the Early Redemption Date. In such a case, you will lose the opportunity to continue to accrue and be paid coupons in respect of Coupon Payment Dates following the Early Redemption Date. If the Notes are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar price or risk that yield as much interest as the Notes. See “Payment on the Notes—Early Redemption Right” on page PS-4.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the levels of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the

PS-7

depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying of the two Underlyings to which the Notes are linked.

Changes that affect an index may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an index concerning additions, deletions and substitutions of the constituents comprising such index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such index may affect the level of such index. The policies of the reference sponsor with respect to the calculation of the relevant index could also affect the level of such index. The reference sponsor may discontinue or suspend calculation or dissemination of its relevant index. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity or early redemption.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date or early redemption could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-8

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. We cannot predict the Official Closing Level of either Underlying on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Level:	70% of the Initial Level of each Underlying

}	Annual Coupon Rate (paid quarterly):	6.30% per annum

}	The Notes are held until maturity and are not redeemed early.

Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[1]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes
100.00%	$63.00	$1,000.00	$1,063.00	6.30%
90.00%	$63.00	$1,000.00	$1,063.00	6.30%
80.00%	$63.00	$1,000.00	$1,063.00	6.30%
70.00%	$63.00	$1,000.00	$1,063.00	6.30%
60.00%	$63.00	$1,000.00	$1,063.00	6.30%
50.00%	$63.00	$1,000.00	$1,063.00	6.30%
40.00%	$63.00	$1,000.00	$1,063.00	6.30%
30.00%	$63.00	$1,000.00	$1,063.00	6.30%
20.00%	$63.00	$1,000.00	$1,063.00	6.30%
10.00%	$63.00	$1,000.00	$1,063.00	6.30%
0.00%	$63.00	$1,000.00	$1,063.00	6.30%
-10.00%	$63.00	$1,000.00	$1,063.00	6.30%
-20.00%	$63.00	$1,000.00	$1,063.00	6.30%
-25.00%	$63.00	$1,000.00	$1,063.00	6.30%
-30.00%	$63.00	$1,000.00	$1,063.00	6.30%
-40.00%	$63.00	$600.00	$663.00	-33.70%
-50.00%	$63.00	$500.00	$563.00	-43.70%
-60.00%	$63.00	$400.00	$463.00	-53.70%
-70.00%	$63.00	$300.00	$363.00	-63.70%
-80.00%	$63.00	$200.00	$263.00	-73.70%
-90.00%	$63.00	$100.00	$163.00	-83.70%
-100.00%	$63.00	$0.00	$63.00	-93.70%

1 Assuming the Notes have been held to maturity, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $63.00, with hypothetical coupon payments of $15.75 made on each Coupon Payment Date.

PS-9

Hypothetical Examples of the Final Settlement Value

The three examples below set forth a sampling of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000

}	Trigger Level:	70% of the hypothetical Initial Level of each Underlying

}	Annual Coupon Rate (paid quarterly):	6.30% per annum

}	Hypothetical Initial Level:	1,300.00 for SPX and 800.00 for RTY

The actual Initial Levels with respect to the SPX and RTY were determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Early Redemption Date, as applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Trigger Event will occur and, if so, to what extent the Final Return of the Least Performing Underlying will be less than the Trigger Level.

Example 1: We do not exercise our Early Redemption Right and a Trigger Event occurs.

Underlying	Initial Level	Final Level on Final Valuation Date
SPX	1,300.00	754.00 (58% of Initial Level)
RTY	800.00	880.00 (110% of Initial Level)

Since the Official Closing Level of SPX is below its Trigger Level on the Final Valuation Date, a Trigger Event occurs. SPX is also the Least Performing Underlying.

Therefore, the Final Return of the Least Performing Underlying =

    Final Level of SPX – Initial Level of SPX
Initial Level of SPX

= (754.00 – 1,300.00) / 1,300.00= -42.00%

Final Settlement Value  = Principal Amount of the notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1  + -42%) = $580.00

Therefore, with the total coupon payment of $63.00 over the term of the Notes, the total payment on the Notes is $643.00.

Example 2: We do not exercise our Early Redemption Right and a Trigger Event does not occur.

Underlying	Initial Level	Final Level on Final Valuation Date
SPX	1,300.00	1,170.00 (90% of Initial Level)
RTY	800.00	720.00 (90% of Initial Level)

Since the Official Closing Level of each Underlying was not below its Trigger Level, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

PS-10

Additionally, with the total coupon payment of $63.00 over the term of the Notes, the total payment on the Notes is $1,063.00.

Example 3: We exercise our Early Redemption Right and the Early Redemption Date is October 1, 2012.

Since we exercised our Early Redemption Right, there is an early redemption and you are no longer entitled to receive any Final Settlement Value. Therefore, on the Early Redemption Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $15.75 owed to you on such date. As a result, on the Early Redemption Date, you would be entitled to receive a total payment of $1,015.75. Once we exercise our Early Redemption Right, the Underlyings have no relevance in determining the payment owed to you on the Early Redemption Date.

Therefore, with the previous coupon payment of $15.75 paid on July 2, 2012, the total payment on the Notes is $1,031.50.

PS-11

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of March 23, 2012 were: Information Technology, Financials, Energy, Health Care and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” on page US3-4 of the accompanying underlying supplement no. 3.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from March 23, 2007 through March 23, 2012. The closing level for the SPX on March 23, 2012 was 1,397.11. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of February 29, 2012 were: Financial Services, Consumer Discretionary, Producer Durables, Technology and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page US3-8 of the accompanying underlying supplement no. 3.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from March 23, 2007 through March 23, 2012. The closing level for the RTY on March 23, 2012 was 830.03. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date.

PS-12

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to 1.50%, or $15.00, per $1,000 Principal Amount of Notes. HSBC Securities (USA) Inc. may allow selling concessions on sales of such Notes by other brokers or dealers of up to 1.50%, or $15.00.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on page PS-2 of this document, which is expected to be the fifth business day following the Trade Date of the Notes.  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on the Trade Date and the following business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.  In the opinion of Sidley Austin llp, special U.S. tax counsel to us, the following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach and the balance of this summary so assumes.  However, other reasonable approaches are possible.  Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  We intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes.  Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement for U.S. federal income tax considerations applicable to non-contingent debt instruments.

PS-13

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 6.30 percent Annual Coupon Rate on the Notes among interest on the Deposit and Put Premium, 0.91 percent constitutes interest on the Deposit and 5.39 percent constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

On March 18,2010, the Hiring Incentives to Restore Employment Act (the "HIRE Act") was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments of U.S. source income on, and the gross proceeds from a disposition of, securities made to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made after December 31, 2012. However, under the HIRE Act, the withholding and reporting requirements generally will not apply to payments made on, or gross proceeds from a disposition of, securities outstanding as of March 18,2012 (the "Grandfather Date").

Despite the December 31, 2012 date set forth in the HIRE Act, the IRS has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1,2014 and that the withholding tax on gross proceeds from a disposition of securities will not be imposed with respect to payments made prior to January 1,2015. In addition, the IRS has released proposed regulations that would extend the Grandfather Date to January 1,2013. These proposed regulations would be effective once finalized. Prospective investors should consult their tax advisors regarding the HIRE Act.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred to in this pricing supplement, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.

PS-14

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$3,255,000 Callable Yield Notes

March 23, 2012

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-6
Illustrative Examples	PS-9
Information Relating to the Reference Asset	PS-12
Events of Default and Acceleration	PS-13
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-13
Validity of the Notes	PS-14

Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59